Exhibit 99.1

FOR FURTHER INFORMATION:

FOR INVESTORS:	FOR MEDIA:
Richard R. Sawyer	Tina M. Farrington
Chief Financial Officer	Executive Vice President
260-427-7150	260-427-7155
rick.sawyer@towerbank.net	tina.farrington@towerbank.net

TOWER FINANCIAL CORPORATION REPORTS RECORD ANNUAL INCOME OF $6.6 MILLION

FORT WAYNE, INDIANA – JANUARY 26, 2012 –Tower Financial Corporation (NASDAQ: TOFC) reported record quarterly net income of $3.4 million or $0.71 per diluted share for the fourth quarter of 2011, compared with net income of $884,000 or $0.18 per diluted share, reported for the fourth quarter 2010.  Year to date earnings were a record $6.6 million, or $1.36 per diluted share, compared to $3.2 million, or $0.69 per diluted share for 2010.

Our fourth quarter and annual highlights include:

●
Record “Core” quarterly earnings of $2.8 million and record “core” annual earnings of $10.1 million.  We define core earnings as income before taxes, loan loss provision, and unusual items not related to day to day operations (primarily securities sales, OREO (“other real estate owned”) related expenses, and timing of long-term incentives).

●
Included in our fourth quarter and our 2011 annual results, is the reversal of the valuation allowance on our Deferred Tax Asset (“DTA”) with a positive tax-effected impact to income in the amount of $2.7 million. The reversal of the valuation allowance was the result of eight consecutive quarters of positive net income.  Our net income prior to the reversal was $4.2 million, or $0.87 per diluted share, which still represents the highest net income in our history.  Fourth quarter net income prior to the reversal was $1.0 million, or $0.21 per diluted share, our third consecutive quarter in excess of $1.0 million in earnings. (Note: The DTA impact is not included in “core” earnings discussed above.)

●	Record annual revenues of $30.9 million, including record annual fee income of $8.2 million, led by $3.6 million in Trust fees and $1.1 million in Mortgage Brokerage fees.

●	Our classified assets decreased $22.0 million during 2011, or 43.9 percent, and now stand at 34.98 percent of Tier 1 capital plus Allowance for Loan Losses (“ALLL”).

●
Our capital ratios continue to increase and remain well above the regulatory standards necessary to be considered “well-capitalized.” As of December 31, 2011, our leverage ratio was 11.0 percent and our Total Risked Based Capital ratio was 15.2 percent, compared to regulatory requirements of 5.0 percent and 10.0 percent, respectively.

“We are extremely pleased to report record net income during a time of industry and economic uncertainty. This is the result of a lot of hard work over a long period of time by our talented and dedicated team members. We believe the reversal of the valuation allowance on our DTA demonstrates the belief in Tower’s ability to be profitable in the years ahead,” Commented Michael D. Cahill, President and CEO.  “While this is a significant milestone in Tower’s history, our work is by no means complete. We still have significant opportunities to expand our impact in our local communities, improve our service levels and efficiencies, and acquire new customers. We look forward to making continued progress for the benefit of all our stakeholders”.

Capital
The Company’s regulatory capital ratios continue to remain above the “well-capitalized” levels of 6 percent for Tier 1 capital and 10 percent for Total risk-based capital.  Tier 1 capital at December 31, 2011, increased to 13.9 percent, compared to 13.1 percent at December 31, 2010.  Total risk-based capital at December 31, 2011, increased to 15.2 percent, compared to 14.3 percent at December 31, 2010.  Leverage capital grew to 11.0 percent at December 31, 2011, more than double the regulatory requirement of 5 percent to be considered “well-capitalized”.

The following table shows the current capital position as of December 31, 2011 in both dollars and percentages, compared to the minimum amounts required per regulatory standards for “well-capitalized” institutions.

Minimum Dollar Requirements	Regulatory	Tower
($000's omitted)	Minimum (Well-Capitalized)	12/31/11	Excess
Tier 1 Capital / Risk Assets	$31,652	$73,364	$41,712

Total Risk Based Capital / Risk Assets	$52,753	$79,993	$27,240

Tier 1 Capital / Average Assets (Leverage)	$33,425	$73,364	$39,939

Minimum Percentage Requirements	Regulatory	Tower
	Minimum (Well-Capitalized)	12/31/11
Tier 1 Capital / Risk Assets	6% or more	13.91%

Total Risk Based Capital / Risk Assets	10% or more	15.16%

Tier 1 Capital / Quarterly Average Assets	5% or more	10.97%

Asset Quality

Our nonperforming assets plus delinquencies were $17.1 million, or 2.5 percent of total assets as of December 31, 2011. This compares with $ 16.9 million, or 2.6 percent of total assets at September 30, 2011 and $27.8 million, or 4.2 percent of total assets at December 31, 2010.  Our net charge-offs were $1.6 million for the fourth quarter 2011, or 1.4 percent of average loan outstandings for the quarter.  This compares to net charge-offs of $2.8 million, or 2.3 percent of average loans for the third quarter 2011 and $332,000, or 0.3 percent of average loans for the fourth quarter of 2010.  Net charge-offs during the fourth quarter related primarily to two loan relationships. Net charge-offs for 2011 were 7.3 million, or 1.5 percent of average loans compared to $3.9 million, or 0.8 percent of average loans for 2010.  Our loan loss provision for 2011 was $4.2 million compared to $4.7 million for 2010.

The current and historical breakdown of our non-performing assets is as follows:

($000's omitted)	12/31/11	9/30/11	6/30/11	3/31/11	12/31/10
Non-Accrual loans
Commercial	5,020	5,978	5,983	7,338	6,155
Acquisition & Development	2,134	2,464	1,802	3,305	3,489
Commercial Real Estate	977	1,078	1,233	1,443	2,452
Residential Real Estate	551	393	645	652	843
Total Non-accrual loans	8,682	9,913	9,663	12,738	12,939
Trouble-debt restructered (TDR)	1,805	1,810	1,822	2,119	7,502
OREO	3,129	3,827	3,729	4,741	4,284
Deliquencies greater than 90 days	3,230	1,028	2,123	2,873	2,688
Impaired Securities	331	332	386	402	422

Total Non-Performing Assets	17,177	16,910	17,723	22,873	27,835

Allowance for Loan Losses (ALLL)	9,408	10,065	12,017	11,908	12,489

ALLL / Non-accrual loans	108.4%	101.5%	124.4%	93.5%	96.5%

Classified Assets	28,269	35,475	41,598	46,027	50,115

The non-performing troubled-debt restructured (“TDR”) category consists of two loan relationships. These two relationships are separate parts of a larger land development project.  Due to the project being primarily collateral dependent with limited activity in the last year, we renewed the matured notes and allowed a period of several months to pay interest only.

Our delinquencies greater than 90 days have increased by $2.2 million from the third quarter 2011.  The increase is due to the addition of an accruing $1.2 million commercial loan and a 1.2 million residential mortgage loan.  The category consists of two commercial real estate loans totaling $430,000, one commercial loan totaling $1.2 million, four residential first mortgages totaling $1.3 million, and several consumer loans totaling $234,000.

Our non-accrual commercial and industrial loan category decreased by $958,000 during the fourth quarter of 2011.  The primary reasons for the decrease were payments totaling $1.3 million received on two loans and the return to accruing status of a loan in the amount of $259,000.  One new relationship was added to non-accrual in this category in the amount of $740,000.  At December 31, 2011, there were nine relationships within this category, with four relationships comprising 78.0 percent of the total.

Our non-accrual commercial real estate category decreased by $101,000 during the fourth quarter due to upgrading a $100,000 relationship to an accruing substandard loan.  No loans were added to this category during the fourth quarter and it comprised of four relationships as of December 31, 2011.

Our non-accrual acquisition and development category decreased by $330,000 during the fourth quarter.  The decrease was the result of one loan sale of $1.5 million offset by the addition of a new relationship in the amount of $1.2 million.  There are three remaining relationships in this category as of December 31, 2011.

Our non-accrual residential category increased by $158,000 during the fourth quarter.  This was the result of three small loans being added to the list .  In total there are seven relationships that currently comprise the balance in this category.

Classified assets are comprised of substandard and non-accrual loans, along with impaired investments and OREO.  Classified assets reached their peak at the end of the second quarter of 2009 at $63.0 million.  We have made steady progress to reduce these assets by $34.9 million, or 55.4 percent since the end of the second quarter of 2009.  As of December 31, 2011, classified assets totaled $28.1 million and comprised 34.98 percent of Tier 1 capital plus the Allowance for Loan Losses (“ALLL”).

The allowance for loan losses decreased $657,000 during the fourth quarter of 2011 and was 2.03 percent of total loans at December 31, 2011, a decrease from 2.14 percent at September 30, 2011 and from 2.56 percent at December 31, 2010.  The allowance for loan losses has decreased by $3.1 million from December 31, 2010, as a result of loan provision of $4.2 million, offset by $7.3 million of net charge-offs. We continue to maintain an allowance for loan loss balance at more than 100% of our non-accrual loans.

Balance Sheet
Company assets were $700.7 million at December 31, 2011, an increase of $40.8, or 6.2 percent from December 31, 2010.  The significant increase stems from two large December deposits that increased our balance sheet by approximately $48 million as of the end of the year.  The deposits are short-term and we expect them to leave the bank by the end of January 2012.  Taking these short-term deposits into account, our assets decreased by approximately $7.2 million during 2011.  The decrease was primarily the net result of a $24.4 million decrease in our loan outstandings, offset by an increase of $18.5 million in our investment portfolio.

Our total loans at December 31, 2011 were $462.6 million, compared to $486.9 million at December 31, 2010.  The year to date decrease in loans came primarily from the Commercial and Industrial portfolio, which declined by $17.9 million.  Our home equity loans have decreased by $3.8 million. Our consumer loans have decreased by $2.2 million, and our commercial real estate loans have decreased by $1.9 million.  These loan decreases are offset by growth of $1.8 million in our residential mortgage portfolio.  The majority of this decrease in loans relates directly to the $20.7 million reduction in ‘classified loans’ during 2011. The lending environment has been challenging, but aside from our purposeful reductions from our focus on asset quality, we have been successful in replacing the amortization and payoff of existing loans with new opportunities.

Our long term investments at December 31, 2011 were $128.6 million, an increase of $18.5 million from December 31, 2010.   Sales within our investment portfolio generated $777,000 of income during 2011, as restructuring opportunities within the market allowed us to monetize some gains and reinvest the proceeds with minimal impact to the portfolio yield.  Long-term investments now comprise 18.4 percent of total assets as we continue to expand our investment portfolio to enhance liquidity and yield opportunities, bring a more purposeful balance to our balance sheet asset allocation, and offset loan growth challenges within the local economy.

Our total deposits at December 31, 2011 were $602.0 million compared to $576.4 million at December 31, 2010.  As mentioned above, we received two large, short-term, deposits of approximately $48 million in December 2011 that increased our balance sheet.  Therefore, our adjusted deposits at December 31, 2011 were $554.0 million.  This represents a decrease of approximately $22 million from December 31, 2010.  The decrease came primarily from a reduction in certificates of deposit, which decreased $30.4 million, and brokered certificate of deposit, which decreased $2.9 million.  These decreases were offset by growth in our health savings account portfolio of $15.1 million. Our core deposits at December 31, 2011 were $473.6 million and comprised 78.7 percent of total deposits.  Our cost of interest-bearing deposits was 0.92 percent for the fourth quarter 2011, a reduction from the 1.09 percent posted for the third quarter 2011.  For 2011, the cost of interest-bearing deposits was 1.07 percent, compared to 1.36 percent for 2010.

Our borrowings were $29.5 million at December 31, 2011 and were comprised of $17.5 million in trust preferred debt and $12.0 million in fixed term borrowings from the Federal Home Loan Bank of Indianapolis (“FHLBI”).  The fixed term debt with the FHLBI does not mature until 2012 and 2013.

Shareholders' equity was $62.1 million at December 31, 2011, an increase of 16.9 percent from the $53.1 million reported at December 31, 2010.  Affecting the year to date increase in stockholders’ equity was net income of $6.6 million (of which approximately $2.7 million was derived from the reversal of the valuation allowance on our DTA), $45,000 of additional paid in capital from the accounting treatment for stock options and restricted stock vesting, and an increase of $2.3 million in unrealized gains, net of tax, on securities available for sale.  Current common shares outstanding are 4,853,761.

Operating Statement
Our total revenue, consisting of net interest income and noninterest income, was $7.8 million for the fourth quarter 2011, a decrease of $290,000 from the third quarter.  Total revenue for 2011 was $30.9 million, compared to $30.1.  The 2011 total represents the highest revenue in our history.  Fourth quarter 2011 net interest income was $5.7 million a slight increase of $23,000 from the third quarter 2011.  Year to date net interest income was $22.8 million, compared to $22.3 million in 2010.  This also represents the highest mark in our history.  The annual increase in our net interest income was the result of a 15 basis point improvement in our net interest margin.  The increase came from a reduction in our cost of funds, which dropped from 1.56 percent in 2010 to 1.21 percent in 2011.  This more than offset the decrease in our earning asset yield from 5.02 percent in 2010 to 4.86 percent in 2011.  The current low interest rate environment provides challenges as we reinvest the cash flows and maturities from our investment and loan portfolios.  We have been able to offset this with a reduction in our deposit rates and repositioning the mix of our deposits to lower our interest expense.

Non-interest income was $2.1 million for the fourth quarter 2011, which represented 26.5 percent of total revenue.  This is a decrease of $313,000 from the third quarter.  The decrease stems from our $331,000 of gains on sales of securities during the third quarter.  We did not sell any of our investment securities during the fourth quarter.  Mortgage brokerage fees decreased by $302,000, primarily the result of an adjustment in accounting treatment for the fair value of rate locks on mortgage loans originated for sale that have not yet been closed.  This adjustment caused a $175,000 decrease in the fair value since the majority of the unclosed loans at September 30, 2011 closed during the fourth quarter.  This decrease was offset by a $245,000 increase in trust fees, as our trust fees topped $1.0 million for the first time in our history.  Year to date non-interest income was $8.2 million compared to $7.8 million in 2010.  The increase came primarily from Mortgage Brokerage fees, which increased $306,000, and Debit Card interchange fees, which increased $211,000.  These increases were offset by a reduction in gains on sale from our securities portfolio of $333,000.

Non-interest expenses were $5.8 million, an increase of $418,000 from the third quarter 2011.  The primary reasons for the increase stemmed from an increase in Other Real Estate Owned (“OREO”) expenses of $138,000, an increase in employment expenses of $360,000, and an increase in occupancy and equipment expenses of $68,000.  The increase in OREO expenses related to the reduction in the value of certain assets in the portfolio.  The increase in employment expenses related primarily to incentives earned based on our successful year and improvement of our asset quality metrics.  Salary expense remained relatively flat quarter over quarter.

Year to date non-interest expenses were $21.6 million, an increase of $376,000 from 2010.  This was the net result of a decrease in FDIC insurance premiums of $692,000 and a decrease in OREO expenses of $646,000; offset by an increase in employment expenses of $1.6 million.  $400,000 of increase in employment expenses relates to salaries, which increased by 5.7 percent from 2010.  $625,000 of the increase relates to incentive programs specific to 2011, while $172,000 relates to an increase in our profit sharing expense as a result of our increased profitability.  The remainder relates to increases in payroll taxes and benefits.  All other expense categories remained relatively flat from 2010.

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company with one subsidiary; Tower Bank & Trust Company (Tower Bank), a community bank headquartered in Fort Wayne. Tower Bank provides a wide variety of financial services to businesses and consumers through its six full-service financial centers in Fort Wayne, and one in Warsaw, Indiana. Tower Bank has a wholly-owned subsidiary, Tower Trust Company, which is a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank also markets under the HSA Authority brand, which provides Health Savings Accounts to clients in 48 states.  Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, visit Tower's web site at www.towerbank.net

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank.

These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may differ materially from what may be expressed or forecasted in the forward-looking statements. Future factors include changes in banking regulation; changes in governmental and regulatory policy or enforcement; changes in the national and local economy; changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in tax laws; changes in prices; the impact of technological advances; the outcomes of contingencies, trends in customer behavior and their ability to repay loans; changes in local real estate values; and other factors, including various risk factors identified and described in the Corporation’s Annual Report on Form 10-K, quarterly reports of Form 10-Q and in other periodic reports we file from time to time with the Securities and Exchange Commission. These reports are available on the Commission’s website at www.sec.gov, as well as on our website at www.towerbank.net
# # # #

Tower Financial Corporation
Consolidated Balance Sheets
At December 31, 2011 and December 31, 2010

	(unaudited)
	December 31	December 31
	2011	2010
ASSETS
Cash and due from banks	$60,753,268	$24,717,935
Short-term investments and interest-earning deposits	3,260,509	3,313,006
Federal funds sold	3,258,245	1,648,441
Total cash and cash equivalents	67,272,022	29,679,382

Interest bearing deposits	450,000	996,000
Securities available for sale, at fair value	128,619,951	110,108,656
FHLBI and FRB stock	3,807,700	4,075,100
Loans Held for Sale	4,930,368	2,140,872

Loans	462,561,174	486,914,115
Allowance for loan losses	(9,408,013)	(12,489,400)
Net loans	453,153,161	474,424,715

Premises and equipment, net	9,062,817	8,329,718
Accrued interest receivable	2,675,870	2,391,953
Bank Owned Life Insurance	17,084,858	13,516,789
Other Real Estate Owned	3,129,231	4,284,263
Prepaid FDIC Insurance	1,551,133	2,864,527
Other assets	8,944,145	7,116,280

Total assets	$700,681,256	$659,928,255

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$169,757,998	$92,872,957
Interest-bearing	432,278,838	483,483,179
Total deposits	602,036,836	576,356,136

Fed Funds Purchased	-	-
Federal Home Loan Bank advances	12,000,000	7,500,000
Junior subordinated debt	17,527,000	17,527,000
Accrued interest payable	2,148,424	1,415,713
Other liabilities	4,871,924	4,000,654
Total liabilities	638,584,184	606,799,503

STOCKHOLDERS' EQUITY
Preferred stock, no par value, 4,000,000 shares authorized; no shares issued and outstanding	-	757,213
Common stock and paid-in-capital, no par value, 6,000,000 shares authorized; 4,918,761 and 4,789,023 hares issued at December 31, 2011and December 31, 2010, respectively; and 4,853,761 and 4,724,023 shares outstanding at December 31, 2011 and December 31, 2010, respectively	44,542,795	43,740,155
Treasury stock, at cost, 65,000 shares at December 31, 2011 andDecember 31, 2010	(884,376)	(884,376)
Retained earnings	15,070,115	8,450,579
Accumulated other comprehensive income (loss), net of taxof $1,735,307 at December 31, 2011 and $548,730at December 31, 2010	3,368,538	1,065,181
Total stockholders' equity	62,097,072	53,128,752

Total liabilities and stockholders' equity	$700,681,256	$659,928,255

Tower Financial Corporation
Consolidated Statements of Operations
For the three months and year ended December 31, 2011 and 2010
(unaudited)

	For the Three Months Ended		For the Year ended
	31-Dec		31-Dec
	2011	2010	2011	2010
Interest income:
Loans, including fees	$5,990,191	$6,466,670	$24,828,298	$26,847,111
Securities - taxable	538,561	606,566	2,295,838	2,502,200
Securities - tax exempt	498,937	301,658	1,730,535	1,071,876
Other interest income	13,436	12,781	39,041	31,334
Total interest income	7,041,125	7,387,675	28,893,712	30,452,521
Interest expense:
Deposits	1,076,737	1,502,196	5,090,715	6,566,581
Fed Funds Purchased	26	8	638	138
FHLB advances	45,501	68,902	230,713	465,756
Trust preferred securities	211,745	296,349	816,852	1,158,956
Total interest expense	1,334,009	1,867,455	6,138,918	8,191,431

Net interest income	5,707,116	5,520,220	22,754,794	22,261,090
Provision for loan losses	975,000	805,000	4,220,000	4,745,000

Net interest income after provision for loan losses	4,732,116	4,715,220	18,534,794	17,516,090

Noninterest income:
Trust and brokerage fees	1,048,264	939,864	3,553,965	3,604,907
Service charges	278,968	281,103	1,092,260	1,125,707
Mortgage banking income	227,937	200,619	1,026,711	720,615
Gain/(Loss) on sale of securities	-	175,136	776,753	1,109,743
Net debit card interchange income	158,469	92,548	612,143	400,648
Bank owned life insurance income	147,028	117,401	568,070	470,216
Impairment on AFS securities	-	(128,169)	(149,045)	(158,303)
Other fees	198,749	146,859	670,294	540,571
Total noninterest income	2,059,415	1,825,361	8,151,151	7,814,104

Noninterest expense:
Salaries and benefits	3,145,882	2,509,822	11,185,034	9,578,932
Occupancy and equipment	677,006	644,037	2,494,913	2,533,688
Marketing	100,095	55,689	431,833	423,443
Data processing	322,892	369,669	1,335,034	1,128,096
Loan and professional costs	370,687	411,701	1,612,321	1,629,582
Office supplies and postage	58,264	53,190	228,281	245,938
Courier service	58,061	55,222	224,987	221,756
Business Development	138,379	128,695	464,807	406,775
Communication Expense	49,131	46,067	192,520	186,164
FDIC Insurance Premiums	249,209	525,878	1,367,622	2,059,524
OREO Expenses	419,370	293,221	1,057,503	1,703,791
Other expense	236,616	251,894	1,023,585	1,125,007
Total noninterest expense	5,825,592	5,345,085	21,618,440	21,242,696

Income/(loss) before income taxes/(benefit)	965,939	1,195,496	5,067,505	4,087,498
Income taxes expense/(benefit)	(2,456,540)	311,917	(1,552,031)	923,727

Net income/(loss)	$3,422,479	$883,579	$6,619,536	$3,163,771
Less: Preferred Stock Dividends	-	-	-	-
Net income/(loss) available to common shareholders	$3,422,479	$883,579	$6,619,536	$3,163,771

Basic earnings/(loss) per common share	$0.71	$0.19	$1.37	$0.73
Diluted earnings/(loss) per common share	$0.71	$0.18	$1.36	$0.69
Average common shares outstanding	4,853,761	4,720,159	4,824,660	4,334,084

Average common shares and dilutive potential common shares outstanding	4,853,761	4,852,759	4,853,160	4,558,918

Total Shares outstanding at end of period	4,853,761	4,724,023	4,853,761	4,724,023
Dividends declared per common share	$-	$-	$-	$-

Tower Financial Corporation
Consolidated Financial Highlights

(unaudited)

									Year-To-Date
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
($ in thousands except for share data)	2011	2011	2011	2011	2010	2010	2010	2010	2011	2010

EARNINGS
Net interest income	$5,707	5,684	5,721	5,643	5,521	5,580	5,597	5,563	22,755	22,261
Provision for loan loss	$975	900	1,125	1,220	805	1,500	1,100	1,340	4,220	4,745
NonInterest income	$2,059	2,372	2,072	1,647	1,825	2,657	1,734	1,598	8,150	7,814
NonInterest expense	$5,826	5,408	5,292	5,093	5,345	5,350	5,642	4,905	21,619	21,242
Net income/(loss)	$3,422	1,325	1,090	783	884	1,045	514	721	6,620	3,164
Basic earnings per share	$0.71	0.27	0.23	0.16	0.19	0.24	0.13	0.18	1.37	0.74
Diluted earnings per share	$0.71	0.27	0.22	0.16	0.18	0.22	0.12	0.17	1.36	0.69
Average shares outstanding	4,853,761	4,852,761	4,835,510	4,754,892	4,720,159	4,427,370	4,090,432	4,090,432	4,824,660	4,334,084
Average diluted shares outstanding	4,853,761	4,852,761	4,853,035	4,852,759	4,852,759	4,669,965	4,394,419	4,394,419	4,853,160	4,558,918

PERFORMANCE RATIOS
Return on average assets *	2.02%	0.80%	0.66%	0.48%	0.53%	0.63%	0.31%	0.43%	1.00%	0.48%
Return on average common equity *	23.22%	9.24%	7.92%	5.92%	6.56%	8.17%	4.26%	6.17%	11.81%	6.33%
Net interest margin (fully-tax equivalent) *	3.93%	3.80%	3.83%	3.83%	3.72%	3.69%	3.72%	3.66%	3.85%	3.70%
Efficiency ratio	75.02%	67.13%	67.91%	69.85%	72.76%	64.95%	76.96%	68.50%	69.95%	70.63%
Full-time equivalent employees	150.75	158.50	157.00	150.75	150.75	149.25	145.75	150.25	150.75	150.75

CAPITAL
Equity to assets	8.86%	8.80%	8.47%	8.19%	8.05%	8.09%	7.44%	7.12%	8.86%	8.05%
Regulatory leverage ratio	10.97%	11.09%	10.82%	10.59%	10.55%	10.35%	9.50%	9.20%	10.97%	10.55%
Tier 1 capital ratio	13.91%	14.02%	13.66%	13.27%	13.10%	12.73%	11.62%	11.14%	13.91%	13.10%
Total risk-based capital ratio	15.16%	15.28%	14.92%	14.53%	14.30%	13.98%	13.11%	12.66%	15.16%	14.30%
Book value per share	$12.79	11.97	11.54	11.11	11.09	11.15	11.53	11.30	12.79	11.09
Cash dividend per share	$0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000

ASSET QUALITY
Net charge-offs	$1,632	2,852	1,015	1,802	332	2,202	531	789	7,301	3,854
Net charge-offs to average loans *	1.38%	2.34%	0.84%	1.49%	0.27%	1.74%	0.41%	0.61%	1.51%	0.76%
Allowance for loan losses	$9,408	10,065	12,017	11,908	12,489	12,016	12,718	12,150	9,408	12,489
Allowance for loan losses to total loans	2.03%	2.14%	2.46%	2.43%	2.56%	2.43%	2.50%	2.32%	2.03%	2.56%
Other real estate owned (OREO)	$3,129	3,827	3,729	4,741	4,284	3,843	6,477	4,443	3,129	4,284
Non-accrual Loans	$8,682	9,913	9,663	12,738	12,939	10,768	10,360	13,974	3,129	12,939
90+ Day delinquencies	$3,230	1,028	2,123	2,873	2,688	3,175	2,213	3,223	8,682	2,688
Restructured Loans	$1,805	1,810	1,822	2,120	7,502	1,761	1,862	1,997	1,805	7,502
Total Nonperforming Loans	13,717	12,751	13,608	17,731	23,129	15,704	14,435	19,194	13,717	23,129
Impaired Securities (Market Value)	331	332	386	402	422	437	489	440	331	422
Total Nonperforming Assets	17,177	16,910	17,723	22,874	27,835	19,984	21,401	24,077	17,177	27,835
NPLs to Total loans	2.97%	2.71%	2.78%	3.62%	4.75%	3.17%	2.83%	3.67%	2.97%	4.75%
NPAs (w/o 90+) to Total assets	1.99%	2.41%	2.36%	3.01%	3.81%	2.55%	2.91%	3.09%	1.99%	3.81%
NPAs+90 to Total assets	2.45%	2.56%	2.68%	3.44%	4.22%	3.03%	3.25%	3.57%	2.45%	4.22%

END OF PERIOD BALANCES
Total assets	$700,681	659,725	661,015	664,117	659,928	660,141	658,327	674,152	700,681	659,928
Total earning assets	$606,438	601,841	621,981	621,273	609,196	613,286	611,996	626,197	606,438	609,196
Total loans	$462,561	470,877	488,694	489,250	486,914	494,818	509,656	523,437	462,561	486,914
Total deposits	$602,037	565,937	547,896	575,525	576,356	577,094	564,988	559,291	602,037	576,356
Stockholders' equity	$62,097	58,071	56,015	54,413	53,129	53,382	48,950	48,002	62,097	53,129

AVERAGE BALANCES
Total assets	$671,384	656,408	660,860	664,564	657,397	658,898	663,825	677,967	663,304	664,522
Total earning assets	$602,511	616,024	620,723	618,266	605,306	614,742	617,060	629,582	614,381	616,673
Total loans	$467,932	483,442	486,360	489,999	485,125	503,334	514,962	526,814	481,933	507,559
Total deposits	$576,898	559,615	558,198	577,654	574,072	561,966	569,759	564,238	568,091	567,509
Stockholders' equity	$58,468	56,914	55,213	53,662	53,438	50,744	48,404	47,421	56,064	50,002

* annualized for quarterly data